Exhibit 99.1

bioAffinity Technologies Announces Notification of China Patent Award

for Company’s Noninvasive Lung Cancer Diagnostic

Nearly one-third of world’s smokers live in China, which has one of the highest rates of lung cancer

SAN ANTONIO, TX — July 15, 2025 — bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company advancing early-stage cancer diagnostics including CyPath® Lung, the Company’s commercially available test for early-stage lung cancer, today announced it has received notification of allowance from the China National Intellectual Property Administration (CNIPA) for a patent application related to methods of predicting the likelihood of lung cancer using flow cytometry.

China represents a large prospective market for CyPath® Lung with more than 300 million people who smoke, or nearly one-third of the world’s total smokers, according to the World Health Organization. The China cancer registry estimated 1.06 million new cases of lung cancer were diagnosed in 2022.

“This patent is another step forward in our strategy to safeguard and expand the reach of our proprietary diagnostic platform internationally,” said Maria Zannes, President and CEO of bioAffinity Technologies. “With lung cancer representing a major health burden globally and particularly in China, we believe that securing this intellectual property positions us well for future opportunities in one of the world’s largest and most underserved healthcare markets. It reflects our continued execution toward building long-term shareholder value through innovation, protection of our unique assets, and a clear focus on early cancer detection that can save lives.”

The newly allowed Chinese patent—titled “System and Method for Determining Lung Health”—protects the use of defined antibodies and the porphyrin TCPP to label cell populations in sputum and the use of flow cytometry to determine the presence of lung cancer cells in the sputum.

CyPath® Lung is the Company’s first commercial product, with clinical study results demonstrating 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. In the study, CyPath® Lung detected all forms of lung cancer and 80% of cancers that were Stage 1.

This newly allowed patent complements bioAffinity’s expanding global patent estate, which now includes multiple patents in the U.S, China, Japan, Australia, Mexico, Canada and the EU.

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the benefits to be derived from the patent, the Company’s ability to safeguard its intellectual property, and the ability to market the CyPath® Lung technology in China. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to derive benefits from the patent and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447) or 407-491-4498

BIAF@redchip.com

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